Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of FTE Networks, Inc. on Form S-8 of our report dated April 17, 2018, with respect to our audits of the consolidated financial statements of FTE Networks, Inc. as of December 31, 2017 and 2016 and for the years ended December 31, 2017 and 2016 appearing in the Annual Report on Form 10-K of FTE Networks, Inc. for the years ended December 31, 2017 and 2016. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

New York, NY

May 25, 2018